Exhibit 99.1
Tronox Reports Third Quarter 2021 Financial Results
Achieved Record Adjusted EBITDA and Free Cash Flow Despite Ongoing Supply Chain and Inflationary Challenges
STAMFORD, Conn., Oct. 27, 2021/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending September 30, 2021:

Third Quarter 2021 Financial Highlights:
•	Revenue of $870 million, an increase of 29% year over year, driven by higher TiO2, zircon and pig iron average selling prices and higher TiO2 and zircon volumes

•	Income from operations of $168 million and net income of $113 million

•	GAAP diluted EPS of $0.70 and adjusted diluted EPS of $0.72 (non-GAAP)

•	Adjusted EBITDA of $252 million, in line with guidance, and an Adjusted EBITDA margin of 29% (non-GAAP)

•	Record $191 million in free cash flow after $65 million in capital expenditures

•	Reduced total debt to $2.7 billion, resulting in a net leverage ratio of 2.6x, within the communicated long-term targeted range of 2.0x-3.0x and ahead of the 2023 timeframe

Q4 2021 Summary Outlook:
•	TiO2 sales volumes expected to be flat to down mid-single digits sequentially

•	Adjusted EBITDA expected to be $230-$245 million

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Note: For the Company’s guidance with respect to fourth quarter 2021 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending September 30, 2021
($M unless otherwise noted)	Q3 2021	Q3 2020	Y-o-Y%∆	Q2 2021	Q-o-Q%∆
Revenue	$870	$675	29%	$927	(6%)
TiO2	$682	$543	26%	$740	(8%)
Zircon	$116	$56	107%	$121	(4%)
Feedstock and other products	$72	$76	(5%)	$66	9%
Income from operations	$168	$49	243%	$150	12%
Net Income	$113	$902	(87%)	$77	47%
Net Income attributable to Tronox	$111	$896	(88%)	$73	52%
GAAP diluted earnings per share	$0.70	$6.18	(89%)	$0.46	52%
Adjusted diluted earnings per share	$0.72	$0.05	1340%	$0.61	18%
Adjusted EBITDA	$252	$148	70%	$237	6%
Adjusted EBITDA Margin %	29%	22%	7 pts	26%	3 pts
Free cash flow	$191	$37	416%	$150	27%

	Y-o-Y%∆			Q-o-Q%∆
	Volume	Price		Volume	Price
TiO2	13%	12%		(10%)	3%
Local Currency Basis	n/a	12%		n/a	4%
Zircon	81%	13%		(14%)	10%

Commenting on these results, John D. Romano, co-chief executive officer, stated, “Jean-François and I are proud of the way our team navigated through numerous external challenges this quarter to deliver financial results in line with our third quarter guidance. We are working tirelessly with our dedicated team of employees to ensure we are the supplier of choice for our customers by leveraging our unmatched global footprint and vertically integrated business model. This quarter we successfully continued the implementation of planned regional pricing initiatives for both TiO2 and zircon, offsetting headwinds from inflationary pressures. Given inventory levels remain below normal, coupled with the strategic initiatives we have in place, we believe we are well positioned to continue to meet growing customer demand.”
Third Quarter 2021 Results
(Comparisons are to prior year (Q3 2021 vs. Q3 2020) unless otherwise noted)
The Company recorded third quarter revenue of $870 million, an increase of 29% year over year, primarily driven by higher TiO2 and zircon volumes and higher average selling prices across all products. Revenue from TiO2 sales was $682 million, an increase of 26% driven by a 13% increase in volumes and a 12% increase in average selling prices on both a US dollar and local currency basis. Sequentially, TiO2 volumes declined 10%, at the low end of guidance, and average selling prices increased 4% on a local currency basis or 3% on a US dollar basis.
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Zircon revenue increased 107% to $116 million driven by an 81% increase in volumes and a 13% increase in average selling prices. Sequentially, zircon volumes declined 14%, due to higher sales from inventory in the second quarter, while average selling prices increased 10%.
Revenue from feedstock and other products was $72 million, which represented a 5% decrease, due to no external feedstock sales in the quarter compared to the prior year, partially offset by increased pig iron revenue from higher average selling prices.
Net income attributable to Tronox in the third quarter 2021 of $111 million included non-recurring costs primarily related to debt extinguishment totaling $4 million or $0.03 per diluted share. Excluding these items, adjusted net income attributable to Tronox (non-GAAP) was $115 million, or $0.72 per diluted share.
Adjusted EBITDA of $252 million, another record achievement for the Company, increased by 70%. Adjusted EBITDA margin of 29% increased 700 basis points. The increase in Adjusted EBITDA was driven primarily by higher average selling prices across all products, increased zircon and TiO2 volumes, favorable product mix and improved absorption at our mining and pigment sites, partially offset by unfavorable exchange rates and increased freight and commodity costs. Sequentially, Adjusted EBITDA improved on higher TiO2, zircon, and pig iron pricing and favorable exchange rates, partially offset by lower sales volumes, as anticipated, and increased freight and commodity costs.
The Company’s selling, general and administrative expenses were $76 million in the quarter. Interest expense was $37 million, a 23% decrease due to lower debt levels and reduced interest rates compared to the prior year. Depreciation, depletion and amortization expense was $72 million.
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Operations Summary
Commenting on operations, Jean-François Turgeon, co-chief executive officer added, “Tronox’s global footprint enables us to be closely located to our customers, a significant advantage in a time when the logistics market is so challenged. While we have been impacted by supply chain disruptions both on the mining and pigment side of our business, we have remained focused on effectively managing through the constraints to deliver for our customers.
“Our vertically integrated business model continues to serve as a competitive differentiator allowing us to strengthen our customer relationships because we are able to deliver consistent quality, security of supply, and as well as offer access to a global footprint. This, along with ongoing benefit of having zircon as a co-product, contributes significant value to our portfolio. We remain well-positioned for the long-term to capitalize on the TiO2 market’s evolution and high growth rates in emerging markets around the world.”
Balance Sheet, Cash Flow and Capital Allocation
Tronox paid down $156 million of debt in the third quarter for a total of $639 million year-to-date. Net leverage as of September 30, 2021 was 2.6x on a trailing twelve-month basis, down from 4.1x at the end of 2020, achieving the communicated net leverage target of 2.0x to 3.0x well ahead of our stated timeframe of 2023. Debt at the end of the quarter totaled $2.7 billion, $200 million away from its gross debt target of $2.5 billion, which the company expects to achieve no later than the close of Q1 2022. Available liquidity at the end of the quarter totaled $764 million, including $309 million in cash and cash equivalents and $455 million under existing revolving credit agreements.
Free cash flow for the third quarter was $191 million after $65 million in capital expenditures. This represents another record free cash flow quarter, bringing year-to-date total free cash flow generated to a record $418 million. Year-to-date capital expenditures as of September 30 totaled $183 million including investments in key capital projects such as newTRON, the Company’s global business transformation project to improve automate and digitize, and Atlas Campaspe, the mining development project in Eastern Australia that will sustain Tronox’s internalization of feedstocks and associated cost advantages and provide additional zircon. These investments are expected to generate returns significantly above the Company’s cost of capital.
With the Company’s gross debt target in sight, Tronox expects to prioritize capital expenditures, continued annual dividend increases and share repurchases.
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Sustainability
During the third quarter, Tronox announced the reorganization of its Board committee structure to enhance oversight of environmental, social and governance (“ESG”) efforts. In addition, Tronox published its annual sustainability report in July outlining the Company’s ESG commitments, including plans to align with a global warming scenario of below 2° Celsius and achieve an aspirational goal of net zero greenhouse gas emissions and zero waste to external dedicated landfills by 2050. The report also features the Company’s ‘Journey to Zero’, an initiative to achieve zero injuries, zero incidents, and zero harm. Producing safe, quality, low-cost, sustainable tons has long been a key part of Tronox’s strategy. The enhanced oversight and increased disclosure is evidence of the Company’s ongoing commitment to ESG and sustainability.
Q4 2021 Outlook
•	TiO2 sales volumes expected to be flat to down mid-single digits sequentially

•	Adjusted EBITDA expected to be $230-245 million due to logistics challenges, higher freight and commodity costs and some less favorable product mix

The Company continues to expect strong customer demand, partially offset by ongoing supply chain disruptions and inflationary pressures including elevated commodity prices. Zircon sales volumes are expected to remain elevated above 2019 and 2020 levels; however, volumes in the fourth quarter will be lower than those in the third quarter, more in line with production levels. Pricing is expected to continue to increase, consistent with the quarterly movements seen in 2021.
Mr. Turgeon concluded, “With our portfolio of assets and market position, we are confident in our ability to continue to capitalize on our momentum and deliver on our commitments to our stakeholders. 2021 thus far has been a great year for Tronox. We continue to navigate the current macro challenges while transforming our company, which will ensure our future remains bright.”
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Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, October 28, 2021, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.
Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1.866.270.1533
International: +1.412.317.0797
Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com
Conference Call Replay: Available via the internet and telephone beginning on October 28, 2021, 11:00 a.m. ET (New York), until November 4, 2021, 5:00 p.m. ET (New York)
Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1.877.344.7529
International: +1.412.317.0088
Replay Access Code: 10161243
About Tronox
Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe and the Company’s anticipated capital allocation strategy. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, including supply chain disruptions, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.
Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.
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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net loss attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.
Media Contact: Melissa Zona
+1.636.751.4057
Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$870	$675	$2,688	$1,975
Cost of goods sold	626	536	2,011	1,532
Gross profit	244	139	677	443
Selling, general and administrative expenses	76	89	234	263
Restructuring	-	1	-	3
Income from operations	168	49	443	177
Interest expense	(37)	(48)	(123)	(140)
Interest income	1	1	4	6
Loss on extinguishment of debt	(3)	-	(60)	-
Other income, net	12	7	6	19
Income before income taxes	141	9	270	62
Income tax (provision) benefit	(28)	893	(54)	876
Net income	113	902	216	938
Net income attributable to noncontrolling interest	2	6	13	14
Net income attributable to Tronox Holdings plc	$111	$896	$203	$924

Earnings per share:
Basic	$0.72	$6.24	$1.34	$6.45
Diluted	$0.70	$6.18	$1.29	$6.42

Weighted average shares outstanding, basic (in thousands)	153,762	143,579	151,472	143,245
Weighted average shares outstanding, diluted (in thousands)	159,020	145,067	157,148	143,969

Other Operating Data:
Capital expenditures	65	47	183	129
Depreciation, depletion and amortization expense	72	76	227	219

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (loss) attributable to Tronox Holdings plc (U.S. GAAP)	$111	$896	$203	$924
Transaction costs (a)	-	6	18	10
Restructuring (b)	-	1	-	3
Integration costs (c)	-	1	-	10
Loss on extinguishment of debt (d)	3	-	52	-
Gain on asset sale (e)	-	-	(2)	-
Costs associated with former CEO retirement (f)	-	-	3	-
Costs associated with Exxaro deal (g)	-	-	1	-
Reversal of U.S. tax valuation allowance (h)	-	(895)	-	(895)
Tax valuation allowance (i)	-	-	-	2
Other (j)	1	(2)	2	(1)
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1) (3)	$115	$7	$277	$53

Diluted net income (loss) per share (U.S. GAAP)	$0.70	$6.18	$1.29	$6.42

Transaction costs, per share	-	0.04	0.11	0.07
Restructuring, per share	-	0.01	-	0.02
Integration costs, per share	-	0.01	-	0.07
Loss on extinguishment of debt, per share	0.02	-	0.33	-
Gain on asset sale, per share	-	-	(0.01)	-
Costs associated with former CEO retirement, per share	-	-	0.02	-
Costs associated with Exxaro deal, per share	-	-	0.01	-
Reversal of U.S. tax valuation allowance, per share	-	(6.17)	-	(6.22)
Tax valuation allowance, per share	-	(0.02)	-	0.01
Other, per share	0.01	-	0.01	(0.01)
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.72	$0.05	$1.76	$0.37

Weighted average shares outstanding, diluted (in thousands)	159,020	145,067	157,148	143,969

(1) Only the restructuring, integration costs and loss on extinguishment of debt amounts have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(3) As previously reported, while no previously reported quarter-to-date figures were impacted, it was identified that certain clerical errors occurred in compilation of the nine months ended September 30, 2020 figures.  These items impacted both Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) and related per share data for only the nine-month period ended September 30, 2020 included in third quarter earnings released filed on form 8-k on October 29, 2020.  Subsequent to correcting these items, Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) and related per share data for the nine months ended September 30, 2020 is $53 million and $0.37 respectively, as has been reflected in the table above.

(a) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.
(b) Represents amounts for employee-related costs, including severance, net of tax.
(c) Represents Integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income, net of tax.
(d) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, 4) termination of its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) certain discretionary prepayments made primarily on our new term loan in the US.
(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Income.
(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.
(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.
(h) Represents the reversal of the valuation allowance associated with unlimited lived deferred tax assets within our U.S. jurisdiction.
(i) Represents the valuation allowance established against the deferred tax assets within our Saudi Arabia jurisdiction.
(j) Represents other activity not representative of ongoing operations of the Company.
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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$309	$619
Restricted cash	4	29
Accounts receivable (net of allowance for credit losses of $4 million and $5 million as of September 30, 2021 and December 31, 2020, respectively)	625	540
Inventories, net	1,011	1,137
Prepaid and other assets	147	200
Income taxes receivable	6	4
Total current assets	2,102	2,529

Noncurrent Assets
Property, plant and equipment, net	1,715	1,759
Mineral leaseholds, net	770	803
Intangible assets, net	214	201
Lease right of use assets, net	65	81
Deferred tax assets	995	1,020
Other long-term assets	182	175
Total assets	$6,043	$6,568

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$394	$356
Accrued liabilities	326	350
Short-term lease liabilities	34	39
Long-term debt due within one year	7	58
Income taxes payable	18	2
Total current liabilities	779	805

Noncurrent Liabilities
Long-term debt, net	2,675	3,263
Pension and postretirement healthcare benefits	139	146
Asset retirement obligations	160	157
Environmental liabilities	66	67
Long-term lease liabilities	27	41
Deferred tax liabilities	165	176
Other long-term liabilities	33	42
Total liabilities	4,044	4,697

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 153,825,485 shares issued and outstanding at September 30, 2021 and 143,557,479 shares issued and outstanding at December 31, 2020	2	1
Capital in excess of par value	2,057	1,873
Retained earnings	596	434
Accumulated other comprehensive loss	(705)	(610)
Total Tronox Holdings plc shareholders’ equity	1,950	1,698
Noncontrolling interest	49	173
Total equity	1,999	1,871
Total liabilities and equity	$6,043	$6,568

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)
	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income	$216	$938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	227	219
Deferred income taxes	13	(886)
Share-based compensation expense	23	19
Amortization of deferred debt issuance costs and discount on debt	8	7
Loss on extinguishment of debt	60	-
Other non-cash items affecting net income	23	44
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(95)	(13)
Decrease (increase) in inventories, net	104	(100)
Decrease (increase) in prepaid and other assets	36	(38)
Increase in accounts payable and accrued liabilities	26	18
Net changes in income tax payables and receivables	14	-
Changes in other non-current assets and liabilities	(54)	(52)
Cash provided by operating activities	601	156

Cash Flows from Investing Activities:
Capital expenditures	(183)	(129)
Insurance proceeds	1	1
Loans	-	(24)
Proceeds from sale of assets	1	1
Cash used in investing activities	(181)	(151)

Cash Flows from Financing Activities:
Repayments of short-term debt	-	(7)
Repayments of long-term debt	(3,008)	(23)
Proceeds from long-term debt	2,375	500
Proceeds from short-term debt	-	13
Call premiums paid	(40)	-
Debt issuance costs	(36)	(10)
Proceeds from the exercise of options	6	-
Dividends paid	(46)	(30)
Restricted stock and performance-based shares settled in cash for withholding taxes	(3)	(3)
Cash (used in) provided by financing activities	(752)	440

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(3)	(7)

Net (decrease) increase in cash, cash equivalents and restricted cash	(335)	438
Cash, cash equivalents and restricted cash at beginning of period	648	311
Cash, cash equivalents and restricted cash at end of period	$313	$749

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (U.S. GAAP)	$113	$902	$216	$938
Interest expense	37	48	123	140
Interest income	(1)	(1)	(4)	(6)
Income tax provision	28	(893)	54	(876)
Depreciation, depletion and amortization expense	72	76	227	219
EBITDA (non-U.S. GAAP)	249	132	616	415
Share-based compensation (a)	7	8	23	19
Transaction costs (b)	-	6	18	10
Restructuring (c)	-	1	-	3
Integration costs (d)	-	1	-	10
Loss on extinguishment of debt (e)	3	-	60	-
Costs associated with former CEO retirement (f)	-	-	1	-
Gain on asset sale (g)	-	-	(2)	-
Foreign currency remeasurement (h)	(10)	(2)	(14)	(10)
Costs associated with Exxaro deal (i)	-	-	1	-
Other items (j)	3	2	11	17
Adjusted EBITDA (non-U.S. GAAP)	$252	$148	$714	$464

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.
(c) Represents amounts for employee-related costs, including severance.
(d) Represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.
(e) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) voluntary prepayments made on the New Term Loan Facility.
(f) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $23 million in the table above.
(g) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Income.
(h) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.
(i) Represents costs associated with the Exxaro flip-in transaction which are included in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.
(j) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.
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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)
The following table reconciles cash used in operating activities to free cash flow for the nine months ended September 30, 2021:
Consolidated
Cash provided by operating activities	$601
Capital expenditures	(183)
Free cash flow (non-U.S. GAAP)	$418

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